SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934



Date of Report:                                               June 9, 1999



                           The Providence Gas Company
_______________________________________________________________________________
             (Exact name of registrant as specified in its charter)




Rhode Island                         0 - 1160                      05-0203650
_______________________________________________________________________________
(State of incorporation             (Commission                 (IRS Employer
or organization)                   File Number)              Identification No.)


100 Weybosset Street, Providence, Rhode Island                     02903
_______________________________________________________________________________
(Address of principal executive offices)                        (Zip Code)

Registrant's telephone number:         (401) 272-5040
_______________________________________________________________________________


                                       N/A
_______________________________________________________________________________
(Former name or former address, if changed since last report)


     The Providence Gas Company (the "Registrant ") and its subsidiary and their representatives may from time to time make written or oral statements, including statements contained in the Registrant's filings with the Securities and Exchange Commission ("SEC"), which constitute or contain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations, and releases.

     All statements other than statements of historical facts included in this Form 8-K regarding the Registrant's financial position, strategic initiatives and industry developments are forward-looking statements. Where, in any forward-looking statement, the Registrant or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Factors which could cause actual results to differ materially from those anticipated include but are not limited to: general economic, financial and business conditions; changes in government regulations or regulatory policies; competition in the energy services sector; regional weather conditions; the availability and cost of natural gas; development and operating costs; the availability and terms of capital; the business abilities and judgment of personnel; the ability of the Registrant and its suppliers and customers to modify or redesign their computer systems to work properly in the Year 2000; the Registrant's ability to grow its business through customer growth; unanticipated environmental liabilities; the costs and effects of unanticipated legal proceedings; the impact of unusual items resulting from ongoing evaluations of business strategies and asset valuations; and changes in business strategy.

Item 5.  Other events.

     Attached to this report as Exhibit A is a copy of a release dated May 28, 1999 by the Registrant with respect to the matters referred to therein.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           THE PROVIDENCE GAS COMPANY



                                           By: /s/ Kenneth W. Hogan
                                               Vice President, Chief Financial
                                               Officer and Treasurer


Date:  June 9, 1999

                                    Exhibit A

INVESTOR CONTACT:                  MEDIA CONTACT:
Timothy D. Green                   James A. Grasso
Director of Investor Relations     Vice President, Public and Government Affairs
(401) 272-5040 ext. 2224           (401) 272-5040 ext. 2340

FOR IMMEDIATE RELEASE

         PROVGAS ANNOUNCES NEXT STEP IN IMPLEMENTATION OF "ENERGIZE RI"
           Recovery Provisions of Innovative Regulatory Plan Affirmed

PROVIDENCE, RI: May 28, 1999: Providence Energy Corporation (NYSE: PVY) today announced that the Public Utilities Commission (RIPUC) has reviewed and affirmed the previously announced settlement agreement, dated March 3, 1999, between its subsidiary, Providence Gas Company (ProvGas, or the Company) and the Division of Public Utilities and Carriers (the Division). The settlement agreement was reached after extensive discovery and discussions and allows ProvGas to recover up to $2.45 million in revenue losses attributable to exogenous changes experienced by the Company.

The mechanism for the recovery is provided for under the terms of Energize RI, an innovative three-year regulatory plan commenced in 1997 that is designed to provide price stability to customers, improve system reliability and enhance economic development while stabilizing earnings. As an integral component of Energize RI, ProvGas committed to undertaking a major capital expenditure program that includes expanding its gas service into key growth areas in Rhode Island, updating and computerizing infrastructure records and replacing and upgrading existing mains and services. Because this capital expenditure program requires substantial forward commitments, Energize RI reduces the extreme variability in the Company's revenues resulting from anomalies and other unforeseen events. By defining as "exogenous changes" those "significant increases or decreases in the Company's costs or revenues which are beyond the Company's reasonable control" and allowing ProvGas to account for their impact, Energize RI recognizes that the Company does not have the option of suspending capital expenditures to offset unanticipated revenue shortfalls.

ProvGas sought recovery for two exogenous changes that significantly reduced revenues: (1) severe warmer-than-normal temperatures; and (2) significantly lower-than-expected non-firm margins. The impact of warmer-than-normal weather in fiscal year 1998 (year ended September 30, 1998) was $4.0 million. The level of relative market pricing of natural gas versus alternative fuels, primarily oil, resulted in a non-firm margin shortfall of $1.6 million in fiscal year 1998.

"The winter weather in the northeast, combined with the precipitous drop in oil prices, was far outside the norm we generally experience in New England," said James H. Dodge, Chairman, President and CEO, of ProvGas and ProvEnergy. "The implementation of this latest step and the settlement agreement by the parties to Energize RI address the stabilization goals of the program--recall that we lowered rates by four percent initially and froze rates at those levels for three years--and demonstrates that the program functions for the benefit of all constituencies. This recovery of the impact of exogenous changes will not result in any rate increase during Energize RI."

ProvGas is Rhode Island's largest natural gas distribution company, serving 160,000 homes and businesses in 25 Rhode Island cities and towns. Its parent, ProvEnergy, is a distributor and marketer of natural gas, heating oil, and petroleum products, as well as a marketer of electricity and energy services. ProvEnergy's goal is to provide complete and competitive energy services to homes and businesses throughout New England. In addition to ProvGas, its principal subsidiaries include ProvEnergy Services, Super Service Oil, and North Attleboro Gas.

ProvEnergy has paid cash dividends for 149 years, an achievement unmatched by any other gas-distribution company in the United States.